Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), by and between Soho House Beach House LLC (the “Company”) and Thomas Allen of 2601 Granada Blvd, Coral Gables, FL. 33134 (“You” or “Your”) (the Company and You each a “Party”, and collectively the “Parties”), is entered into and effective as of June 23, 2022 (the “Effective Date”).1

WHEREAS, the Company desires to employ You in the role as Chief Financial Officer of Membership Collective Group Inc., and You desire to accept said employment by the Company;

WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and business relations of the Group;

WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Group (including the Company) and its employees and business relations, are valuable assets of the Group which may not be used for any purpose other than the Group’s business;

WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement; and

WHEREAS, the Company and You desire to express the terms and conditions of Your employment in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Employment and Duties.
(a)
Position. The Company shall employ You as Chief Financial Officer for Membership Collective Group Inc. You shall provide services to the Group, including the Company.
(b)
Reporting. You shall report to the President of Membership Collective Group Inc. or any other executive designated by the Company from time to time.
(c)
Duties. You agree to perform all duties that are consistent with Your position and that may otherwise be assigned to You by the Company from time to time, including, but not limited to, performing duties related to investor relations duties, mergers and acquisitions, company strategies, and capital markets for Membership Collective Group Inc. You agree to act at all times in the best interests of the Group.
(d)
Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company and the Group, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Company. You may, however, (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and

(iii) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Group.

(e)
Company Policies. You agree to comply with the policies and procedures of the Group as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement shall control.
(f)
Fiduciary Duties. As an officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your Duties in a manner that is in the best interests of the Company and the Group. You owe such duties to the Company in addition to duties imposed upon You under applicable law.
(g)
Geographic Area. You shall perform Your duties in the Miami, Florida area, subject to necessary travel requirements.
2.
Term. Your employment relationship with the Company is at-will. You may terminate Your employment with the Company at any time and for any reason whatsoever by giving the Company 6 months’ advance written notice, and the Company may terminate Your employment at any time with or without cause or advance notice. The period during which

1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit

A. Exhibit A is incorporated by reference and is included in the Definition of this “Agreement.” You are employed by the Company shall be referred to as the “Employment Period.” If this Agreement or Your employment terminates for any reason, Your employment with the Company, the Employment Period, and this Agreement shall all automatically and simultaneously terminate.

3.
Compensation and Benefits.
(a)
Base Salary. During the Employment Period, the Company shall pay You an annual base salary (“Base Salary”) of US$1,000,000, minus applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary may be increased (but not decreased other than in connection with an across the board reduction that applies to all similarly situated executives) in the sole and absolute discretion of the Company based upon Your performance and the Company’s performance. You will be paid in regular installments in accordance with the Company’s normal payroll practices as in effect from time to time and prorated for any partial pay period of employment. Currently, pay dates are weekly every Friday.
(b)
Bonus. During the Employment Period, You shall be eligible to receive an annual discretionary bonus with a target payment of 100% of Your then current Base Salary if, as determined by the Company in its sole and absolute discretion, Your performance and the Company’s performance meets certain criteria established from year to year by the Group (the “Bonus”). Initially, 40% of Your Bonus shall be based on Your achievement of individual objectives, and 60% of Your bonus shall be based on the Group’s financial performance but this may be varied in future years in the sole and absolute discretion of the Company. You will be notified in writing of any changes to such criteria that would reasonably be expected to alter your Bonus. E x c e p t a s s e t f o r t h h e r e i n , You shall not receive any Bonus if, for any reason, You are not employed on the date on which the Bonus is to be paid or You have given or received notice to terminate Your employment. The Bonus shall be subject to all applicable withholdings and shall be paid by March 15of the following calendar year. Your Bonus for 2022 shall be guaranteed based on the target bonus amount pro-rated based on Your start date and shall be paid in cash. The Bonus shall be paid in cash, unless otherwise agreed to by You and the Company. For the avoidance of doubt other than as set out in this Agreement, (i) there is no contractual right to any bonus and the fact that you might receive a bonus (or bonuses) does not mean that you are entitled to, or can have any expectation that you will receive, any further bonus (or bonuses); (ii) if, at the date for payment of any bonus, you are the subject of any bona fide disciplinary proceedings (which, for these purposes, includes but is not limited to any investigation that might lead to disciplinary proceedings) payment will be withheld pending the outcome of the proceedings and you will not receive the bonus if (A) before the conclusion of the proceedings, you terminate or give notice to terminate your employment or (B) the outcome of the proceedings is that the Company terminates, or gives notice to terminate, your employment or gives you a final written warning; and (iii) the Company may withdraw the bonus scheme at any time. In the event that such disciplinary proceedings result in anything other than a finding of wrongdoing that results in Your termination, any bonus payable to you will be paid pursuant to the terms of this Agreement.

(c)
Restricted Stock Units. As soon as practicable after execution of this Agreement (but in no event more than sixty (60) days thereafter), the Company shall request that Membership Collective Group Inc. grant You an award of restricted stock units of Membership Collective Group Inc. (“RSUs”) with a value of US$1,000,000, with such grant not being withheld except in good faith and for good reason. The number of RSUs awarded shall be based on the share price of Membership Collective Group on the date of the grant. The RSUs shall vest as follows: (i) 1/3 on the first anniversary of the grant date; (ii) 1/3 on the second anniversary of the grant date; and (iii) 1/3 on the third anniversary of the grant date. The RSUs shall further be governed by the terms and conditions set forth in the Membership Collective Group Inc. 2021 Equity and Incentive Plan and the RSU award agreement. You shall be entitled to additional RSU awards on each one (1) year anniversary of the initial grant date in an amount no less than this initial award (US$1,000,000) provided that you remain an employee of the Company on such anniversary date.
(d)
Benefits Plans. During the Employment Period, You are eligible to participate in all benefit plans in effect for executives and employees of the Company, subject to the terms and conditions of such plans.
(e)
Vacation. During the Employment Period, You will be eligible for paid time off in accordance with the Company’s then-current policies. Currently, You will be eligible to receive twenty days’ paid vacation, three days’ paid personal leave, and seven days’ paid sick leave. To the extent permitted by law, Your leave amounts for 2022 shall be pro- rated based on Your start date.
(f)
Business Expenses. During the Employment Period, the Company shall reimburse You for all approved business expenses incurred by You in the performance of Your duties under this Agreement in accordance with the policies and procedures of the Group.

(g)
Club Membership. During the Employment Period, the Company shall provide You with ‘Every House’ membership to Soho House, and shall pay all dues and assessments required to maintain the membership for the period of Your Employment Period.
(h)
Mobile Telephone. During the Employment Period, the Company shall provide You with a mobile telephone and laptop and shall pay the cost of Your mobile telephone service in accordance with the policies and procedures of the Company. You shall be responsible for all damage to the mobile telephone and laptop.

4.
Termination. This Agreement may be terminated by any of the following events:
(a)
Mutual written agreement between You and the Company at any time;
(b)
Your death;
(c)
Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, for a period of at least sixty (60) consecutive days, as permitted by law and any applicable plan or policy;
(d)
Your resignation with 6 months’ advance written notice; provided, however, that the Company may elect to terminate Your employment at any time during the 6 months’ notice period without converting the termination into a termination Without Cause. If the Company elects to terminate Your employment during the notice period, it shall continue to pay Your then-current Base Salary for the remainder of the notice period;
(e)
For Cause. For Cause shall mean a termination by the Company because of any one of the following events:
(i)
Your insubordination;
(ii)
Your material breach of this Agreement,
(iii)
Your breach of Your fiduciary duty to the Company or any other Group Company;
(iv)
Any act or omission by You which injures, or is reasonably likely to injure, any Group Company or the business reputation of the Group, including but not limited to Your dishonesty, fraud, negligence, or misconduct;
(v)
Your repeated failure to (i) satisfactorily perform Your duties under this Agreement, (ii) follow the direction of any individual to whom You report, (iii) abide by the policies, procedures, and rules of the Group, or (iv) abide by laws applicable to You in Your capacity as an employee, executive, or officer of the Company;
(vi)
Your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or
(vii)
Your refusal to perform any lawful duties under this Agreement.
(f)
Without Cause. Without Cause shall mean any termination of employment by the Company which is not defined in sub-section (e) above, or employee’s voluntary separation of employment for Good Reason.
(g)
Good Reason shall mean (i) a material diminution by the Company in Your job duties, responsibilities, authorities, title, compensation, or reporting lines without Your consent (unless the reduction is due to the Company’s decision to reduce the annual base salaries or annual targeted incentive bonuses of all similarly situated employees of the Company) and provided that You shall not resign for Good Reason without first providing the Company with the written notice within ninety (90) days of the initial existence of the Good Reason condition specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days follow the date of such notice or (ii) a material breach of any terms of this Agreement by the Company.
5.
Company’s Post-Termination Obligations.
(a)
No Post-Termination Obligations. If this Agreement terminates for the reasons set forth in Section 4(e) above, then the Company shall pay You all accrued but unpaid wages, based on Your then current Base Salary, through the termination date. Except as required by law and unless otherwise mutually agreed the Company shall have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise; however, You shall continue to be bound by Section 6 and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement.
(b)
Post-Termination Obligations. If this Agreement terminates for any reason set forth in Section 4(f) above, then the Company shall: (i) pay You all accrued but unpaid wages through the date of Your “separation from service”, as defined in Internal Revenue Code Section 409A, based on Your then current Base Salary; (ii) pay You separation payments equal to the following: (A) if Your separation from service occurs on or prior to the first anniversary of the Effective Date, six (6) months’ of Your then-current Base Salary; (B) if Your separation from service occurs after the first anniversary but on or prior to the second anniversary of the Effective Date, nine (9) months of Your then-current Base Salary; or (C) if Your separation from service occurs after the second anniversary of the Effective Date, Your then-current Base Salary for a period equal to (x) twelve (12) months plus (y) an additional month for each additional full year of employment, up to an aggregate maximum of eighteen (18) months, which shall be paid in in a lump sum within a sixty (60) day period of Your “separation from service”; and (iii) pay You a pro-rated Bonus for the year in which this Agreement terminates (subject to any applicable performance criteria having been achieved) (collectively, the “Separation Payments”). In addition: (i) any unvested RSUs shall vest immediately or, upon mutual agreement, such unvested RSUs shall not vest, shall revert to the Company, and You will receive a cash payment in the amount equal to such unvested RSUs and (ii) You (and all family members and dependents) shall be permitted to remain on the Company’s current health insurance plan, at the Company’s sole cost and expense, for a period of twelve (12) months, or until You otherwise become eligible for Your new employer’s health insurance plan, whichever occurs first. You acknowledge and agree that the Separation Payments shall constitute full satisfaction of the Company’s post-termination obligations under this Agreement. However, the Company’s obligation to pay the Separation Payments to You shall be conditioned upon the following: (a) Your execution and non-revocation of a separation agreement in a form prepared by the Company in its sole and absolute discretion, which includes, but is not limited to, a release by You of the Company (including all Group Companies, as well as each of their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans) from any and all liability and claims of any kind whatsoever, regardless whether such claims are known at the time of the release; and (b) Your compliance with the restrictive covenants set forth below and all other post- termination obligations to which You may be subject. If it is determined by a neutral third party tribunal that You are not in compliance with (a) and (b) in the preceding sentence, then the Company shall have no obligation to pay, including, but not limited to, any obligation (1) to pay the Separation Payments to You, or (2) under any other provision of this Agreement, Company policy, or otherwise. In addition, the Company’s obligation to pay the Separation Payments to You shall terminate immediately upon any breach (as determined by a neutral third party tribunal) by You of the release agreement described in this Section above and/or any post-termination obligations to which You may be subject, including, but not limited to, the restrictive covenants set forth below.

6.
Your Post-Termination Obligations.
(a)
Return of Materials/Property. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all property of any Group Company, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, investor, partner, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to any Group Company. You shall not (i) retain any copies of any Group Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (ii) destroy, delete, or alter any Group Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s investors, partners, customers, licensors, or suppliers.
(b)
Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company or any other Group Company from Your final paycheck and any other amounts that would otherwise be due to You, including under Section 5 above, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A. Nothing in this Section 6(b) shall limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company or any other Group Company.
(c)
Non-Disparagement. During Your employment and following the termination of Your employment with the Company, by either Party and for any reason, neither Party shall make any disparaging or defamatory statements, whether written or oral, regarding the other Party (including any Group Company, or any of their current or former officers, directors, partners, shareholders, or employees). For purposes of this paragraph, with respect to the restrictions on the Company and Group Company, the Company and Group Company shall mean any of Your supervisors, managers, the President of Membership Collective Group Inc., human resources, and all board members of the Company and Membership Collective Group Inc.
(d)
Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee, or independent contractor. During the Restricted Period, You authorize the Company to provide a copy of this Agreement to persons and/or entities whom You work or consult as an owner, partner, joint venturer, employee, or independent contractor.
(e)
Post-Employment Activities. You acknowledge and agree that, beginning on the date Your employment with the Company terminates for any reason, (i) You shall remove any reference to the Company or any other Group Company as Your current employer from any source You control, either directly or indirectly, including, but not limited to, any Social Media such as LinkedIn, Facebook, Google+, Twitter and/or Instagram, and (ii) You are not permitted to represent Yourself as currently being employed by the Company or any other Group Company to any person or entity, including, but not limited to, on any Social Media.
(f)
Restrictive Covenants.
(i)
Acknowledgments.
(1)
You acknowledge and agree that: (a) Your position is a position of trust and responsibility with access to (i) Confidential Information, (ii) Trade Secrets, (iii) information concerning Employees of the Group, and/or

(iv)
information concerning Business Relations of the Group Company; (b) the Group has and will develop substantial relationships with Business Relations of the Group, and You have, and/or will develop, substantial relationships with Business Relations of the Group; (c) the Group has goodwill associated with its ongoing business; (d) the Trade Secrets and Confidential Information, and the relationship between the Group and each of its Employees and Business Relations, are valuable assets of the Group which may not be used for any purpose other than the Business of the Group; (e) the Group has legitimate business interests in protecting against disclosure or use of Confidential Information, Trade Secrets, and information concerning Employees and Business Relations of the Group, in protecting its relationships with its Employees and Business Relations, and in protecting its goodwill; and (f) the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in this Section, are reasonable and necessary to protect the legitimate business interests of the Group, and they will not unreasonably impair or infringe upon Your right to work or earn a living when Your employment with the Company ends for any reason.
(2)
You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or any other Group Company or complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.
(3)
You further agree that during Your employment with the Company and in connection with the performance of Your duties for the Company, You shall not breach any legal or contractual duty or agreement You entered into with any former employer or third party.
(ii)
Trade Secrets and Confidential Information.
(1)
Except as ordinarily expected in the course of Your employment, You shall not: (i) both during and after Your employment with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Business of the Group, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Your employment for any reason, (a) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.
(2)
The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.
(3)
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
(4)
Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iv)
Non-Solicitation of Business Relations. During the Restricted Period, You shall not, directly or indirectly, (a) solicit any business from any Business Relations of any Group Company for the purpose of selling or providing any products or services competitive with the Business, or (b) solicit, persuade or attempt to persuade, or induce or attempt to induce any Business Relation into any business relationship that terminates, diverts, or diminishes, or would reasonably be expected to terminate, divert, or diminish, such Business Relation’s business, services or relationship with any Group Company.
(v)
Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly:

(a) solicit, recruit, or induce any Employee to: (i) terminate his or her employment relationship with any Group Company, or (ii) work for any other person or entity engaged in the Business, and/or (b) hire any Employee.

(vi)
Non-Competition. During the Restricted Period, You shall not, on Your own behalf or on behalf of any person or entity, engage in the Business within the Territory. For purposes of this Section, the term “engage in” shall include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which You performed or in which You participated, in whole or in part, for or on behalf of the Company; (b) performing activities or services about which You obtained Confidential Information or Trade Secrets as a result of Your association with the Company or any other Group Company; and/or (c) interfering with or negatively impacting the business relationship between any Group Company and a Business Relation, or any other third party about whom You obtained Confidential Information or Trade Secrets as a result of Your association with the Company or any other Group Company. This provision shall not apply in the event that You are terminated Without Cause or leave for Good Reason.

7.
Change of Control. In the event of a Change of Control and following such Change of Control, Your employment with the Company is terminated Without Cause, then any remaining restrictions on Your granted RSUs shall lapse and any unvested stock options and unvested RSUs shall immediately vest. A “Change of Control” shall have the meaning given, and be subject, to the Membership Collective Group, Inc. 2021 Equity and Incentive Plan.

8.
Assignment of Rights. You acknowledge and agree that, as between You and the Company, the Company shall own, and You hereby assign and, upon future creation, automatically assign to the Company, all right, title, and interest, including, without limitation all Intellectual Property Rights, in and to any existing and future Work Product (whether created prior to, on, or after the Effective Date) that (a) is or was created within the scope of Your employment, (b) is based on, results from, or is suggested by any work performed within the scope of Your employment and is related to the Business,

(c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part through use of the Company’s time, personnel, resources, data, facilities, or equipment. All Work Product, to the extent permitted by applicable law, shall constitute work made for hire and shall be owned upon its creation exclusively by the Company. You shall not take any actions inconsistent with the provisions of this Section, including but not limited to the execution of any agreements with any third parties that may affect the Company’s title in and to any Work Product. At the Company’s request and sole expense, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect, and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including additional written assignments to the Company), whether for filing an application or registration for protection of the Work Product (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company, (iii) reviewing and approving Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. You agree to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Your possession or control, and is reasonably available and retrievable. For the avoidance of doubt, the Company may elect in its sole and absolute discretion any other Group Company to have the benefit of this assignment pursuant to the terms of this clause.

9.
License. During Your employment and after Your employment with the Company ends, You grant to the Company(or such other Group Company as determined by the Company in its sole and absolute discretion) an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use, and distribute derivative works based upon the Licensed Materials, and
(iii)
authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.
11.
Release. During Your employment and after Your employment with the Company ends, You consent to the Group’s use of Your image, likeness, voice, or other characteristics in the Group’s products, services, or marketing or informational materials. You release the Group from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics in accordance with the terms of this Agreement. You represent that You have obtained, for the benefit of the Group, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs, and other deliverables that You provide to the Group.
12.
Third-Party Beneficiaries. The Parties agree that the Company’s parent, subsidiaries, affiliates and all related companies as well as SoHo House UK Limited, and its parent, subsidiaries, affiliates, and all related companies (collectively, the “Third Party Beneficiaries” and each a “Third Party Beneficiary”) are intended third party beneficiaries of this Agreement. All terms of this Agreement are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary. You expressly acknowledge that these Agreements shall inure to the benefit of, and shall be enforceable by,
(a)
each Third Party Beneficiary, and (b) any successor of a Third Party Beneficiary through merger, name change, consolidation, or sale of a majority of the stock or assets of such Third Party Beneficiary. For purposes of Sections 6, 8, 9, and 10 and the definitions of the defined terms contained therein, the term “Company,” shall be interpreted to include each such Third Party Beneficiary.
13.
Injunctive Relief. You agree that if You breach Section 6(f) of this Agreement: (i) the Group would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Group, and (iii) if the Group seeks injunctive relief to enforce this Agreement, You shall waive and shall not (a) assert any defense that the Group has an adequate remedy at law with respect to the breach, (b) require that the Group submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Group to post a bond or any other security. Nothing contained in this Agreement shall limit the Group’s right to any other remedies at law or in equity.
14.
Independent Enforcement. The covenants set forth in Section 6(f) of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company or any other member of the Group, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 6(f) of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 6(f) of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
15.
Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
16.
Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
17.
Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
18.
Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
19.
Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the

National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”),

(b)
communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.
20.
Governing Law. The laws of the State of Florida, and the Defend Trade Secrets Act of 2016, where applicable, shall govern this Agreement. If Florida’s conflict of law rules would apply another state’s laws, the Parties agree that Florida law shall still govern.
21.
Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought solely and exclusively in a state or federal court of competent jurisdiction in Florida. You consent to the personal jurisdiction of the state and/or federal courts located in Florida. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
22.
Confidentiality. The terms and conditions of this Agreement are highly confidential. Accordingly, You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors, but only to the extent disclosure is necessary to obtain legal or professional services from such persons; (iii) any person or entity to whom disclosure is required under Section 6(d) above; and (iv) a government agency, board, commission or other government body or instrumentality, or a court of competent jurisdiction pursuant to a duly issued subpoena. If You make any disclosure to any person described in sub-clauses (i), (ii) or (iii) above, You shall inform such person of this confidentiality provision and shall receive the individual’s agreement not to make any use, disclosure, or announcement concerning this Agreement in violation of this Section. For the avoidance of doubt, either Party may disclose the terms or existence of this Agreement to their attorneys and/or to a court of competent jurisdiction in connection with any action, claim, or proceeding to enforce the terms hereof.
23.
No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
24.
Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.
25.
Notice. Whenever any notice is required, it shall be given in writing addressed as follows: To Company: Andrew Carnie, President

Membership Collective Group, Inc. 180 The Strand, London, WC2R 1EA

To Executive: Thomas Allen

2601 Granada Blvd, Coral Gables, FL. 33134

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.

26.
AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
27.
Compliance with Section 409A of the Internal Revenue Code.
(a)
The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal

Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its managers, members, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by You as a result of the application of Section 409A of the Code. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

(b)
All reimbursements and in-kind benefits provided under this Agreement that are includible in Your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Your lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
Additionally, notwithstanding anything in this Agreement to the contrary, any separation payments under this Agreement (to the extent that they constitute “deferred compensation” under Section 409A of the Code and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Your termination, will not be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(d)
In the event that You are a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A and would otherwise be payable upon Your “separation from service” (as described in Code Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after Your “separation from service” (or, if earlier, the date of Your death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
28.
Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SoHo House Beach House LLC:

By: /s/ Andrew Carnie

Andrew Carnie

Chief Executive Officer

Date: September 29, 2022

/s/ Thomas Allen

Thomas Allen

Date: September 29, 2022

EXHIBIT A DEFINITIONS

A.
“Business” means (i) those activities, products, and services that are the same as or substantially similar to the activities conducted and products and services offered and/or provided by the Group within two (2) years prior to termination of Your employment with the Company, unless You have had no direct involvement in such activities, products, or services, and/or

(ii) the business of providing private members’ clubs and services.

B.
“Business Relation” means any investor, partner, customer, client, supplier, licensor, or other material business relation of the Group during the last year of Your employment with the Company (or during Your employment if employed less than a year).
C.
“Confidential Information” means (1) information of the Group, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Group, (b) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Group (including the Company), (c) possesses an element of value to any Group Company, and (d) is not generally known to the Group’s competitors, and (2) information of any third party provided to the Group which any Group Company is obligated to treat as confidential, including, but not limited to, information provided to any Group Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) methods of operation, (ii) price lists, (iii) financial information and projections, (iv) personnel data, (v) future business plans,

(vi) the composition, description, schematic or design of products, future products or equipment of any Group Company or any third party, (vii) the Work Product, (viii) advertising or marketing plans, and (ix) information regarding independent contractors, employees, clients, licensors, suppliers, customers, prospective customers, Business Relations, or any third party, including, but not limited to, the names of customers and prospective customers, customer and prospective customer lists compiled by any Group Company, and customer and prospective customer information compiled by any Group Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

D.
“Employee” means any person who (i) is employed by or is providing services to any Group Company at the time Your employment with the Company ends, or (ii) was employed by or was providing services to any Group Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).
E.
“Group” means "Group" means (i) the Company, (ii) all bodies corporate or partnerships which are from time to time a Parent of the Company or a Subsidiary of the Company or any such Parent and (iii) all bodies corporate or partnerships in which the Company or a Parent of the Company or Subsidiary of the Company or any such Parent hold an equity interest of at least ten per cent (10%);
F.
"Group Company" means any body corporate or partnership within the Group;
G.
“Intellectual Property Rights” are all: (a) patents and associated reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (b) all inventions, whether patentable or not and whether or not reduced to practice;
(c)
registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names, brand names, corporate names, business and product names, internet domain names, internet uniform resource locators, and internet protocol addresses and all goodwill associated with these rights; (d) Trade Secrets, industrial rights, industrial designs; (e) registered and unregistered works of authorship, copyrights, moral rights and publicity rights; (f) all rights to computer software, computer software source code, proprietary databases and mask works and all documentation and developer tools associated with these; (g) proprietary rights that are similar in nature to those enumerated in (a) through (f) anywhere in the world, (h) all enhancements and improvements to and all derivations of any of the rights enumerated in (a) through (g); and

(i) all applications, registrations and documentation associated with the rights described in (a) through (g).

H.
“Licensed Materials” means any materials that You utilize for the benefit of any Group Company, or deliver to any Group Company or any Group Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, any Group Company or any Group Company’s customers, regardless of whether they are resellers, distributors or end users.

I.
“Restricted Period” means the time period during Your employment with the Company and for two (2) years after Your employment with the Company ends for any reason.
J.
“Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages, and other content, such as videos.
K.
“Territory” means within each of the following discrete, severable, geographic areas:
(i)
any country in the world where any Group Company owns, operates, or is in the process of owning or developing facilities;
(ii)
the countries of the United States of America, the United Kingdom, Denmark, Netherlands, Greece, Spain, Germany, Turkey, Italy, Sweden, Israel, France, Canada, St Vincent and the Grenadines, Hong Kong, and Mumbai; and
(iii)
the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the District of Columbia); and
(iv)
any state in which You performed services for or on behalf of the Company or any other Group Company during the last two (2) years of Your employment with the Company (or during Your employment if employed less than two (2) years); and
(v)
a 15-mile radius of any then-existing house, club, restaurant, theater, retail store, or other facilities operated by any Group Company.
L.
“Trade Secrets” means information of any Group Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
M.
“Work Product” means:

(a)
any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks, trade dress, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images, and artistic works, and any related application or registrations, and each and every original, interim and final version, copy, replica, prototype, or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies, or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof;
(b)
any subject matter (including but not limited to any new and useful process, machine, manufacture, composition, or matter, or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade dress, Trade Secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein;
(c)
any goodwill, commercial and economic benefits, relationship and contracts arising out of or resulting from Your employment; and
(d)
any Intellectual Property Rights included within and associated with the items described in (a), (b), and (c).